PACIFIC SELECT FUND
FLOATING RATE LOAN PORTFOLIO

INFORMATION STATEMENT DATED JULY 23, 2010

This statement provides information concerning a new portfolio manager and a new portfolio management agreement for the Floating Rate Loan Portfolio.

We are not asking you for a proxy and you are requested not to send us a proxy.

I.	Introduction and Background

We previously advised you, via a supplement dated February 9, 2010 to Pacific Select Fund’s (the “Fund”) prospectus, dated May 1, 2009, as supplemented, that the Fund’s Board of Trustees (the “Board” or “Trustees”) approved a change in portfolio manager and a new portfolio management agreement with respect to the Floating Rate Loan Portfolio (the “Portfolio”) effective May 1, 2010. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in portfolio manager requires shareholder approval of a new portfolio management agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) and the Fund, by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by Pacific Life Fund Advisors LLC (“PLFA” or “Adviser”), in accordance with the terms of the exemptive order, PLFA and the Fund can hire, terminate, and replace, as applicable, portfolio managers and enter into new portfolio management agreements (except, as a general matter, portfolio managers affiliated with PLFA) without shareholder approval. The additional information provided herein concerning the portfolio manager change is being provided pursuant to the requirements of the exemptive order.

At an in-person meeting on January 12, 2010, the Board, including all of the Trustees who are not “interested persons,” as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective May 1, 2010, the agreement with Eaton Vance Management (“Eaton Vance”) with respect to the Floating Rate Loan Portfolio (the “Eaton Vance Portfolio Management Agreement”), and appointed Eaton Vance as the new portfolio manager (“Portfolio Manager”). In connection with this matter, also at the January 12, 2010 meeting, the Board terminated the portfolio management agreement for the Portfolio with the prior portfolio manager upon the effectiveness of the Eaton Vance Portfolio Management Agreement. Eaton Vance’s appointment as Portfolio Manager was made in accordance with the SEC exemptive order noted above and does not require shareholder approval.

II.	Board Consideration of the New Portfolio Management Agreement

In evaluating the proposed Eaton Vance Portfolio Management Agreement, the Board, including all of the Independent Trustees, considered the factors described below. Additionally, the Board considered the various screening processes that PLFA utilizes in identifying a proposed new portfolio manager, including screening for qualified firms through the use of quantitative data and information gathered from independent third-party databases, as well as the due diligence conducted by PLFA on the investment resources and personnel of a portfolio manager and an assessment of the investment strategies used by a portfolio manager. In addition, the Board reviewed the specific criteria and information evaluated by PLFA during the selection process of Eaton Vance, including information about other firms considered by PLFA and PLFA’s analysis in reaching its conclusion to recommend Eaton Vance as the Portfolio Manager.

In evaluating the Eaton Vance Portfolio Management Agreement, the Board, including the Independent Trustees, considered the following factors, among others:

A.	Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining Eaton Vance as the Portfolio Manager, particularly in light of the nature, extent, and quality of the services expected to be provided by Eaton Vance. In this regard, the Trustees considered various materials relating to the proposed Portfolio Manager, including copies of the proposed Eaton Vance Portfolio Management Agreement; copies of the Form ADV for Eaton Vance; financial information relating to Eaton Vance; and other information deemed relevant to the Trustees’ evaluation of Eaton Vance, including qualitative assessments from senior management of PLFA.

The Trustees considered that under the Eaton Vance Portfolio Management Agreement, Eaton Vance would be responsible for providing the investment management services for the Portfolio’s assets, including investment research, advice and supervision and determining which securities would be purchased or sold by the Portfolio. The Trustees considered the quality of the management services expected to be provided to the Floating Rate Loan Portfolio over both the short- and long-term, the organizational depth and resources of Eaton Vance, including the background and experience of Eaton Vance’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used for the investment strategy.

In addition, the Trustees considered that the Fund’s Chief Compliance Officer (“CCO”) had reviewed the written compliance policies and procedures of Eaton Vance, including the assessment of its compliance programs as required under Rule 38a-1 of the 1940 Act and its code of ethics, prior to the effectiveness of the new Eaton Vance Portfolio Management Agreement.

In making these assessments, the Trustees took note of the extensive due diligence PLFA conducted on Eaton Vance and were aided by the assessments and recommendations of PLFA and the in-person presentation and materials provided by Eaton Vance. The Trustees considered PLFA’s efforts and process to search for and screen advisory firms that are qualified to manage a floating rate loan portfolio, and the identification by PLFA of Eaton Vance to serve as Portfolio Manager with regard to the day-to-day investment activities of the Floating Rate Loan Portfolio. In this regard, the Trustees considered that the search criteria employed by PLFA included identification of a firm with sufficient size, market presence and resources to properly manage the Portfolio, investment style diversification from other fixed-income portfolios within the Fund, the ability to manage a large pool of assets given the size of the Portfolio, competitive peer ranking, manager tenure, competitive sub-advisory fees and the ability to effectively manage transition costs. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of portfolio managers and has recommended and taken measures to attempt to remedy relative underperformance by a portfolio when PLFA and the Board believed appropriate. The Board concluded it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Floating Rate Loan Portfolio by Eaton Vance under the Eaton Vance Portfolio Management Agreement.

B.	Performance

The Trustees considered information about the historical performance of a composite of separate accounts (the “Comparable Composite Performance”) and the historical performance of an investment company (the “Comparable Fund Performance”) advised by the same Eaton Vance portfolio management team that would manage the Floating Rate Loan Portfolio using similar investment strategies as those proposed for the Floating Rate Loan Portfolio. The Trustees considered the Comparable Composite Performance against a pertinent benchmark and against its peer group category for each year over a ten-year period as of September 30, 2009 and considered the Comparable Fund Performance against a pertinent benchmark and against its peer group category for the year-to-date, one-, three-and five-year periods as of September 30, 2009. Additionally, the Trustees considered performance information presented by PLFA for another potential portfolio manager. The Trustees also considered the need for Eaton Vance to adhere to the Portfolio’s general investment mandate in order to function appropriately in the Portfolio Optimization models. The Board determined that Eaton Vance’s performance record was acceptable.

C.	Portfolio Management Fees

The Trustees considered information regarding the comparative advisory fees charged under an investment advisory contract between Eaton Vance and another fund managed pursuant to a comparable investment strategy. The Trustees noted that there were differences in the level of services proposed to be provided to the Floating Rate Loan Portfolio by Eaton Vance and the level of services provided by Eaton Vance to the other fund, and that those differences were due to the different nature of the accounts or an affiliation between Eaton Vance and the account. These differences often explained the differences in fee schedules. The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and Eaton Vance, and that the Floating Rate Loan Portfolio’s sub-advisory management fee is paid by PLFA and is not paid directly by the Floating Rate Loan Portfolio. The Trustees considered that the proposed sub-advisory management fee is lower than the sub-advisory fee paid to the prior portfolio manager and that PLFA has proposed a partial waiver of its advisory fee for the Portfolio in order to share such fee reductions with shareholders. The Board concluded that the compensation payable under the Eaton Vance Portfolio Management Agreement is fair and reasonable.

D.	Costs, Level of Profits

The Trustees reviewed information regarding the costs to Eaton Vance of managing the Floating Rate Loan Portfolio and the projected profitability of the Eaton Vance Portfolio Management Agreement to Eaton Vance to the extent practicable based on the financial information provided by Eaton Vance. This information is only estimated because there is no actual operating history for Eaton Vance as the Portfolio Manager of the Floating Rate Loan Portfolio. The Trustees gave less weight to projected profitability considerations and did not view this information as important as other information provided in connection with this matter, given the arms’-length nature of the relationship between PLFA and Eaton Vance for the negotiation of sub-advisory fees, the fact that such fees are paid by PLFA and the fact that they are projections. The Board concluded that the Floating Rate Loan Portfolio’s fee structure reflected in the Eaton Vance Portfolio Management Agreement with respect to the Floating Rate Loan Portfolio is fair and reasonable.

E.	Ancillary Benefits

The Trustees received information from PLFA concerning other benefits that may be received by Eaton Vance and its affiliates as a result of their relationship with the Floating Rate Loan Portfolio, including commissions that may be paid to broker-dealers affiliated with the Portfolio Manager and the anticipated use of soft-dollars by the Portfolio Manager. In this regard, the Trustees noted that Eaton Vance represented that it did not anticipate utilizing an affiliated broker-dealer for trades or utilizing soft dollar credits generated by Portfolio commissions to pay for research services. The Trustees considered potential benefits to be derived by Eaton Vance from its relationship with the Floating Rate Loan Portfolio and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.	Conclusion

Based on its review, including the consideration of each of the factors referred to above, the Board found that: (i) the compensation payable under the Eaton Vance Portfolio Management Agreement is fair and reasonable; and (ii) the Eaton Vance Portfolio Management Agreement is in the best interests of the Floating Rate Loan Portfolio and its shareholders. No single fact was determinative of the Board’s findings, but rather the Board based their determination on the total mix of information available to it.

III.  The New Portfolio Management Agreement

The Eaton Vance Portfolio Management Agreement is substantially similar to the prior portfolio management agreement with respect to the Portfolio. Eaton Vance will, subject to the supervision of the Adviser, provide a continuous investment program for the Portfolio and determine the composition of the assets of the Portfolio, including the valuation, investment, sales and reinvestment of the Portfolio’s assets in accordance with the Portfolio’s investment objectives, policies and restrictions. Eaton Vance bears its expenses and the expenses of its own staff with respect to its activities in connection with the services provided under the Eaton Vance Portfolio Management Agreement. The Portfolio is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act, Eaton Vance is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Eaton Vance Portfolio Management Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under the Eaton Vance Portfolio Management Agreement or by reason of Eaton Vance’s reckless disregard of its obligations and duties under the Eaton Vance Portfolio Management Agreement. The Eaton Vance Portfolio Management Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Portfolio and also, in either event, approval of a majority of the Independent Trustees. The Eaton Vance Portfolio Management Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.

There was no change to the advisory fee rate paid by the Portfolio to the Adviser in connection with the portfolio manager change. There was a change in the portfolio management fee rate. The prior portfolio management fee rate was 0.50% and the new portfolio management fee rate is 0.30%. The Adviser has contractually agreed to waive 0.10% of its advisory management fee through April 30, 2011. The contractual fee waiver will terminate: (i) if the investment advisory agreement is terminated,

(ii) upon ninety days’ prior written notice by the Fund or (iii) if the portfolio management agreement with Eaton Vance is terminated.

The portfolio management fee rate paid by the Adviser through April 30, 2010 to the previous portfolio manager of the Portfolio was paid pursuant to a portfolio management agreement dated May 1, 2007, as amended. For the period January 1, 2009 through December 31, 2009, the portfolio management fees paid or owed by the Adviser for the Portfolio totaled $4,146,934. Had the new portfolio management fee rate been in effect for the same period, the portfolio management fees paid or owed by the Adviser would have been $2,488,160. This amount would have been a decrease in such fees paid by the Adviser of 0.40%. For the fiscal year ended December 31, 2009, the Portfolio did not pay brokerage commissions to an affiliated broker of the prior portfolio manager.

IV.	Information Regarding Eaton Vance

The address for Eaton Vance is Two International Place, Boston, Massachusetts 02110. Eaton Vance is the primary portfolio manager of the Floating Rate Loan Portfolio and is a registered investment adviser and is a wholly-owned subsidiary of Eaton Vance Corp. Eaton Vance has been managing assets since 1924 and managing mutual funds since 1931. As of December 31, 2009, Eaton Vance’s total assets under management, including its affiliates, were approximately $160 billion.

Eaton Vance acts as investment adviser to the following registered investment companies, which have a similar objective to the Portfolio:

Waived/
Fund Name	Net Assets	Compensation Rate	Reduced

Floating-Rate Portfolio	$3.59 billion[1]	0.575% of average daily net assets up to $1 billion;
0.525% on average daily net assets from $1 billion
up to $2 billion;
0.500% on assets from $2 billion up to $5 billion;
0.480% on assets from $5 billion up to $10 billion;
		and 0.460% on assets of $10 billion and over.	N/A

Eaton Vance VT Floating-Rate Income Fund	$1.3 billion[1]	0.575% of average daily net assets up to $1 billion; 0.525% on assets from $1 billion up to $2 billion; 0.500% on assets from $2 billion up to $5 billion; and 0.480% on assets of $5 billion and over.	N/A

Met/Eaton Vance Floating Rate Portfolio[2]	$470 million[3]	0.30% of average daily net assets	N/A

VP Eaton Vance Floating-Rate Income Fund[4]	$90 million[5]	0.30% of average daily net assets	N/A

(1)	As of 3.31.10.

(2)	MetLife Advisers, LLC is the sponsor for this fund.

(3)	As of 4.30.10 (Eaton Vance acts as sub-adviser to the fund and began managing the fund on that date).

(4)	Columbia Management Investment Advisers, LLC, formerly RiverSource Investments, LLC, is the sponsor for this fund.

(5)	As of 5.10.10 (Eaton Vance acts as sub-adviser to the fund and began managing the fund on that date).

As of March 31, 2010, Eaton Vance Corp.’s directors and principal executive officers are as follows:

The Directors of Eaton Vance Corp. are Thomas E. Faust Jr., Ann E. Berman, Leo I. Higdon, Jr., Dorothy E. Puhy, Duncan W. Richardson, Winthrop H. Smith, Jr. and Richard A. Spillane, Jr.

All shares of the outstanding voting common stock of Eaton Vance Corp. are deposited in a Voting Trust, the Voting Trustees of which are Mr. Faust, Jeffrey P. Beale, Cynthia J. Clemson, Maureen A. Gemma, Brian D. Langstraat, Michael R. Mach, Frederick S. Marius, Thomas M. Metzold, Scott H. Page, Mr. Richardson, Walter A. Row, III, G. West Saltonstall, Judith A. Saryan, David M. Stein, Payson F. Swaffield, Mark S. Venezia, Michael W. Weilheimer, Robert J. Whelan and Matthew J. Witkas (all of whom are officers of Eaton Vance or its affiliates).

Listed in the table below are the beneficial owners of Eaton Vance Corp.’s voting common stock:

Name	Current Position with Eaton Vance**

Thomas E. Faust Jr.*	Chairman, Chief Executive Officer and President of EVC, Director and President of EV, Chief Executive Officer and President of EVM, and Director of Eaton Vance Distributors, Inc. (“EVD”). Trustee of EVC Voting Trust. Trustee and/or Officer of 183 registered investment companies and 4 private investment companies managed by EVM or its subsidiaries.

Duncan W. Richardson*	Director of EVC and Executive Vice President and Chief Equity Investment Officer of EVC and EVM. Trustee of EVC Voting Trust. Officer of 84 registered investment companies managed by EVM or its subsidiaries.

Jeffrey P. Beale	Vice President of EVM and EVC. Trustee of EVC Voting Trust.

Robert J. Whelan	Chief Financial Officer, Vice President and Treasurer of EVM. Chief Financial Officer, Vice President and Treasurer of EVC. Vice President, Treasurer and Director of EV. Vice President and Director of EVD. Vice President and Director of Finance of EVC and Eaton Vance from April 2007 to October 2007. Trustee of EVC Voting Trust. Prior to joining EVM in 2007, served as Chief Financial Officer of Boston Private Wealth Management Group from December 2004 to March 2007.

G. West Saltonstall	Vice President of EVM and Trustee of EVC Voting Trust.

Matthew J. Witkos	Chief Executive Officer, President and Director of EVD. Trustee of EVC Voting Trust. Prior to joining EVD in 2007, served as Executive Vice President of Global Distribution at IXIS Asset Managers Advisors Group from August 2001 to May 2007.

Payson F. Swaffield	Vice President and Chief Income Investment Officer of EVM. Chief Income Investment Officer of EVC. Trustee of EVC Voting Trust. Officer of 10 registered investment companies managed by EVM or its subsidiaries.

Cynthia J. Clemson	Vice President of EVM and Trustee of EVC Voting Trust. Officer of 94 registered investment companies managed by EVM or its subsidiaries.

Michael R. Mach	Vice President of EVM and Trustee of EVC Voting Trust. Officer of 23 registered investment companies managed by EVM or its subsidiaries.

Maureen A. Gemma	Vice President of EVM and Trustee of EVC Voting Trust. Officer of 183 registered investment companies managed by EVM or its subsidiaries.

Fredrick S. Marius	Chief Legal Officer, Vice President and Secretary of EVM. Chief Legal Officer, Vice President and Secretary of EVC, EV and EVD. Director of EV. Trustee of EVC Voting Trust.

Thomas M. Metzold	Vice President of EVM and Trustee of EVC Voting Trust. Officer of 56 registered investment companies managed by EVM or its subsidiaries.

Scott H. Page	Vice President of EVM and Trustee of EVC Voting Trust. Officer of 11 registered investment companies managed by EVM or its subsidiaries.

Judith A. Saryan	Vice President of EVM and Trustee of EVC Voting Trust. Officer of 54 registered investment companies managed by EVM or its subsidiaries.

Michael W. Weilheimer	Vice President of EVM and Trustee of EVC Voting Trust. Officer of 27 registered investment companies managed by EVM or its subsidiaries.

Walter A. Row, III	Vice President of EVM and Trustee of EVC Voting Trust. Officer of 26 registered investment companies managed by EVM or its subsidiaries.

Name	Current Position with Eaton Vance**

Mark S. Venezia	Vice President of EVM and Trustee of EVC Voting Trust. Officer of 39 registered investment companies managed by EVM or its subsidiaries.

Brian D. Langstraat	Managing Director and Chief Executive Officer of Parametric Portfolio Associates and Trustee of EVC Voting Trust.

David M. Stein	Managing Director and Chief Investment Officer of Parametric Portfolio Associates and Trustee of EVC Voting Trust. Officer of 32 registered investment companies managed by EVM or its subsidiaries.

Paul M. O’Neil	Chief Compliance Officer and Vice President of EVM. Officer of 183 registered investment companies managed by EVM or its subsidiaries.

*	Owns more than 10% of voting common stock of EVC as of 10/31/09.

**	For purposes of the above table, “EVM” means Eaton Vance Management and “EVC” means Eaton Vance Corp.

The business address for each above individual is c/o Eaton Vance, Two International Place, Boston, MA 02110.

No officer or Trustee of Pacific Select Fund is an officer, director or shareholder of Eaton Vance.

Additional Information

Additional information about Eaton Vance, including, but not limited to, investment policies, portfolio manager compensation, proxy voting policies, recent legal proceedings, and information on other accounts managed by the portfolio managers, can be found in the Pacific Select Fund Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

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The annual report for the Fund for the fiscal year ended December 31, 2009 has previously been sent to shareholders. That report is available upon request without charge by contacting Pacific Select Fund by:

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660

Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Phone:	Pacific Life’s Annuity Contract Owners: 1-800-722-4448
Pacific Life’s Annuity Financial Professionals: 1-800-722-2333
Pacific Life’s Life Insurance Policy Owners: 1-800-347-7787
PL&A’s Annuity Contract Owners: 1-800-748-6907
PL&A’s Life Insurance Policy Owners: 1-888-595-6997

Internet:	www.PacificLife.com

The Fund’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Fund. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Fund’s distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

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